Exhibit 18


Western Resources, Inc.

Re: Form 10-Q Report for the quarter ended September 30, 1999.

Gentlemen/Ladies:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of July 1, 1999, Western Resources, Inc. and Protection One Inc., an 85%-owned subsidiary of Western Resources, Inc. (collectively, the Company) changed from the straight-line method of accounting for amortizing customer acquisition costs for its North America and Europe customer account pools to a declining balance (accelerated) method. According to the management of the Company, this change was made to more closely match future amortization cost with the estimated revenue stream from these assets.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to December 31, 1998. Further, we have not examined and do not express any opinion with respect to your financial statements for the three and nine months ended September 30, 1999.

Very truly yours,


ARTHUR ANDERSEN LLP